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                                                                      EXHIBIT 13

INDEPENDENT AUDITORS' CONSENT


We consent to the use in this Post-Effective Amendment No. 48 to Registration Statement No. 2-25483 and Post-Effective Amendment No. 28 to Registration Statement No. 811-1402, both filed on Form N-3 of Continental Assurance Company Separate Account (B) (a separate account of Continental Assurance Company, a wholly-owned subsidiary of Continental Casualty Company, which is a wholly-owned subsidiary of CNA Financial Corporation, an affiliate of Loews Corporation) of our reports dated February 18, 2000, accompanying the financial statements of Continental Assurance Company Separate Account (B) for the year ended December 31, 1999 (two years ended December 31, 1999 for the statement of changes in participants' equity), and the financial highlights of Continental Assurance Company Separate Account (B) for the ten years ended December 31, 1999, and our report dated February 23, 2000, (March 14, 2000 as to Note 16) accompanying the consolidated financial statements of Continental Assurance Company as of and for the years ended December 31, 1999 and 1998 for the three years in the period ended December 31, 1999 appearing in or incorporated by reference in the Prospectus and the Statement of Additional Information, which are parts of the Registration Statements. We also consent to the reference to us under the heading "Independent Auditors" in the Statement of Additional Information, which is part of such Registration Statements.


Deloitte & Touche LLP

Chicago, Illinois
April 28, 2000